January 29, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC  20549

Re:  Auriga Laboratories, Inc.
        Commission File Number 000-26013

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated January 29, 2008 with the following exception:

1.
We are not in a position to agree or disagree that Auriga Laboratories, Inc. has appointed the firm of PBM+HelinDonovan to serve as registered independent public accountants of the Company for the fiscal year ended December 31, 2007.

Our independent auditor’s report on the financial statements of Auriga Laboratories, Inc. for the period ended December 31, 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainties.

There were no disagreements with Auriga Laboratories, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington